NEWS for Immediate Release

Enodis Offer Update: Scheme Effective

MANITOWOC, Wis. – October 27, 2008 – Further to the announcement dated October 24, 2008, The Manitowoc Company, Inc. (NYSE: MTW) and Enodis plc (L: ENO) are pleased to announce that the Court Orders relating to the Scheme of Arrangement and associated Reduction of Capital have now been delivered to the Registrar of Companies (and, in relation to the Reduction Court Order, such order has been registered by the Registrar of Companies), and accordingly the Scheme has now become effective in accordance with its terms.

The latest date for despatch of cheques and crediting of CREST accounts for cash consideration due under the Scheme will be November 10, 2008.

Terms defined in the Scheme Document shall have the same meaning(s) when used in this announcement.

Enquiries:
Enodis plc
+1 727 569 1183
Dave McCulloch (Chief Executive Officer)
Dave Wrench (Chief Financial Officer)

Rothschild (Financial Adviser to Enodis)
+44 (0) 20 7280 5000
Robert Leitao
Paul Simpson
Ravi Gupta

Financial Dynamics (PR Adviser to Enodis)
+44 (0) 20 7269 7186/7113
Richard Mountain
Andrew Lorenz

The Manitowoc Company, Inc.
Carl J. Laurino (Senior Vice President & Chief Financial Officer)
+1 920 652 1720

JPMorgan Cazenove (Financial Adviser to Manitowoc)
+44 (0) 20 7588 2828
Mark Breuer
Dwayne Lysaght
Niklas Kloepfer

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Acquisition and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Acquisition or any other matter referred to herein.

JPMorgan Cazenove, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Manitowoc and MTW County and no one else in connection with the Acquisition and will not be responsible to anyone other than Manitowoc and MTW County for providing the protections afforded to customers of JPMorgan Cazenove or for providing advice in relation to the Acquisition or any other matter referred to in this document.